Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Kristin Brown
Redwood Trust, Inc.		Investor Relations
Monday, November 6, 2017		(415) 384-3805

REDWOOD TRUST REPORTS THIRD QUARTER 2017 RESULTS

MILL VALLEY, CA – Monday, November 6, 2017 – Redwood Trust, Inc. (NYSE:RWT) today reported net income for the third quarter of 2017 of $36 million, or $0.41 per fully diluted share. This compares with net income of $36 million, or $0.43 per fully diluted share, for the second quarter of 2017 and net income of $53 million, or $0.58 per fully diluted share, for the third quarter of 2016. Redwood also reported non-GAAP core earnings for the third quarter of 2017 of $30 million, or $0.35 per fully diluted share. This compares with non-GAAP core earnings of $29 million, or $0.35 per fully diluted share, for the second quarter of 2017.
A reconciliation of GAAP net income to non-GAAP core earnings, along with additional information about Redwood’s core earnings measure, is included in the tables that follow. A further discussion of Redwood's business, financial results, core earnings and taxable income, as well as a discussion of management's 2017 outlook, is included in the third quarter Redwood Review, which is available on the company’s website at www.redwoodtrust.com.
Redwood also reported estimated REIT taxable income of $20 million, or $0.26 per share, for the third quarter of 2017. This compares to estimated REIT taxable income of $19 million, or $0.25 per share, for the second quarter of 2017 and estimated REIT taxable income of $26 million, or $0.34 per share, for the third quarter of 2016.
At September 30, 2017, Redwood reported GAAP book value per share of $15.67, as compared with $15.29 at June 30, 2017, and $14.74 at September 30, 2016.
Redwood will host an earnings call today, November 6, 2017, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its third quarter 2017 financial results. The number to dial in order to listen to the conference call is 1-888-417-8516 in the U.S. and Canada. International callers must dial 1-719-325-4783. Callers should reference call ID #1824889. A replay of the call will be available through midnight on November 20, 2017, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #1824889.
The live conference call will also be webcast in listen-only mode in the Newsroom section of Redwood’s website under "Events & Presentations." To listen to the webcast, please go to Redwood's website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call.
Redwood plans to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission by Thursday, November 9, 2017, and also make it available on Redwood’s website.

Cautionary Statement:  This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to estimates of 2017 REIT taxable income and the expected timing for the filing of Redwood's Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Third	Second	First	Fourth	Third
($ in millions, except share and per share data)	Quarter	Quarter	Quarter	Quarter	Quarter
	2017	2017	2017	2016	2016

Interest income	$63	$59	$55	$56	$61
Interest expense	(27)	(24)	(21)	(21)	(22)
Net interest income	35	35	34	36	39
Reversal of provision for loan losses	—	—	—	—	1
Net interest income after provision	35	35	34	36	40
Non-interest income
Mortgage banking activities, net	21	12	18	14	10
MSR income, net	2	3	2	2	4
Investment fair value changes, net	—	8	2	(10)	12
Other income	1	1	1	2	2
Realized gains, net	2	1	6	2	7
Total non-interest income, net	26	25	28	10	34
Operating expenses	(20)	(19)	(18)	(18)	(20)
Provision for income taxes	(5)	(5)	(6)	(2)	(1)
Net income	$36	$36	$37	$25	$53

Weighted average diluted shares (thousands) (2)	102,703	97,494	97,946	85,838	97,832
Diluted earnings per share	$0.41	$0.43	$0.43	$0.31	$0.58
Regular dividends declared per common share	$0.28	$0.28	$0.28	$0.28	$0.28

(1)	Certain totals may not foot due to rounding.

(2)
In the periods presented above, weighted average diluted shares included shares from the assumed conversion of our convertible and/or exchangeable debt in accordance with GAAP diluted EPS provisions. Actual shares outstanding at September 30, 2017, June 30, 2017, March 31, 2017, December 31, 2016, and September 30, 2016 were 77,123, 77,117, 77,039, 76,835, and 76,682, respectively.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Nine Months Ended September 30,
($ in millions, except share and per share data)	2017	2016

Interest income	$177	$190
Interest expense	(73)	(68)
Net interest income	104	122
Reversal of provision for loan losses	—	7
Net interest income after provision	104	129
Non-interest income
Mortgage banking activities, net	51	25
MSR income, net	6	13
Investment fair value changes, net	10	(19)
Other income	3	4
Realized gains, net	9	26
Total non-interest income	79	49
Operating expenses	(57)	(71)
Provision for income taxes	(17)	(1)
Net income	$109	$106

Weighted average diluted shares (thousands)	99,398	97,992
Diluted earnings per share	$1.26	$1.23
Regular dividends declared per common share	$0.84	$0.84

(1)	Certain totals may not foot due to rounding.

REDWOOD TRUST, INC.

Reconciliation of GAAP Net Income to Non-GAAP Core Earnings (1) (2)	Three Months Ended
($ in millions, except per share data)	September 30, 2017	June 30, 2017

GAAP net income	$36	$36
Adjustments:
Eliminate mark-to-market changes on long-term investments and associated derivatives (3)	(6)	(14)
Include cumulative gain (loss) on long-term investments sold, net (4)	1	4
Income taxes associated with core earnings adjustments (5)	(1)	2
Total adjustments	(6)	(8)
Non-GAAP core earnings	$30	$29

GAAP net income per diluted common share	$0.41	$0.43
Non-GAAP core earnings per diluted common share (6)	$0.35	$0.35

(1)	Certain totals may not foot due to rounding.

(2)
Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management has defined core earnings as: GAAP net income adjusted to (i) eliminate the impact of quarterly mark-to-market changes on the fair value of long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads, (ii) include the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any gains or losses from derivatives associated with the investments sold, and (iii) include the hypothetical income taxes associated with core earnings adjustments.

Management utilizes this core earnings measure internally as one way of analyzing Redwood’s performance over multiple periods, as it believes it provides useful comparative results absent the impact of certain quarterly mark-to-market changes and other items that management believes are not reflective of core results. Core earnings should not be utilized in isolation, nor should it be considered as an alternative to GAAP net income or other measurements of results of operations computed in accordance with GAAP. A further discussion of core earnings is included in the third quarter Redwood Review.

(3)
Adjustments eliminate the mark-to-market changes on the fair value of loans held-for-investment, trading securities, other investments, and associated derivatives that are primarily related to changes in benchmark interest rates and credit spreads. Details on the components of investment fair value changes, net, are included in the Financial Insights section of the third quarter Redwood Review.

(4)
Adjustment includes the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any realized gains or losses from derivatives associated with the investments sold. Cumulative gains and losses are calculated by multiplying the difference between the sales price and original purchase price by the face value of the securities sold.

(5)
We apply estimated effective tax rates to core earnings adjustments occurring within Redwood's taxable REIT subsidiaries to estimate the hypothetical income tax expense or benefit associated with those adjustments.

(6)
Consistent with the calculation of net income per diluted common share for GAAP purposes, non-GAAP core earnings per diluted common share is calculated following the "two-class" method. Additional information on the calculation of core earnings using the "two-class" method can be found in Table 2 in the Financial Tables section of the Appendix to the third quarter Redwood Review.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)	30-Sep	30-Jun	31-Mar	31-Dec	30-Sep
($ in millions, except share and per share data)	2017	2017	2017	2016	2016

Residential loans	$4,185	$3,905	$3,472	$3,888	$4,311
Real estate securities	1,356	1,219	1,166	1,018	937
Commercial loans	—	—	3	3	30
Mortgage servicing rights	63	64	111	119	106
Cash and cash equivalents	258	217	222	213	221
Other assets	269	251	241	243	267
Total assets	$6,131	$5,655	$5,214	$5,483	$5,873

Short-term debt	$1,238	$1,295	$564	$792	$1,117
Other liabilities	166	152	135	148	185
Asset-backed securities issued	944	693	728	773	820
Long-term debt, net	2,574	2,336	2,621	2,621	2,620
Total liabilities	4,922	4,476	4,049	4,334	4,742

Stockholders' equity	1,209	1,179	1,166	1,149	1,130

Total liabilities and equity	$6,131	$5,655	$5,214	$5,483	$5,873

Shares outstanding at period end (thousands)	77,123	77,117	77,039	76,835	76,682
GAAP book value per share	$15.67	$15.29	$15.13	$14.96	$14.74

(1)	Certain totals may not foot due to rounding.